Fall 2016 Preleasing Summary

	Design Beds	% of NOI	2015 Opening Occupancy	Preleasing at April 6,		Preleasing Ahead/(Behind)	Projected Rate Growth
				2016	2015

Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	2,000	5.2%	82.5%	51.5%	43.5%	8.0%	1.4%
Prior Year Occupancy 90% to 96.9% (Tier 2)	5,290	11.8%	95.2%	52.6%	53.6%	(1.0)%	2.3%
Prior Year Occupancy 97% and Above (Tier 3)	16,999	83.0%	99.8%	82.8%	80.7%	2.1%	3.3%
Total Same-Communities (1)	24,289	100.0%	97.3%	73.6%	71.7%	1.9%	3.0%
Total New-Communities (2)	2,107			75.4%
Total Communities	26,396			73.8%

Projected Fall Revenue:
The same-community portfolio is projected to obtain a 3.0% to 3.5% increase in revenue for the upcoming lease term, with net rates up 3% and occupancies consistent with the prior year.

NOTE: Leasing update does not include 4,592 same-community beds or 1,141 new-community beds to be delivered in 2016 at the University of Kentucky. Although the university's assignment process does not occur until May, all 5,733 beds, which include the 601 beds delivered in 2013, 2,381 beds delivered in 2014, 1,610 beds delivered in 2015, and 1,141 beds to be delivered in August 2016, are currently over 100% applied for this fall.

(1) The same-community designation for leasing purposes is different than for financial reporting purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2016/2017 leasing cycle. Bed counts and prior year occupancy changed from prior leasing update due to dispositions.

(2) The new-community designation for leasing purposes is different than for financial statement purposes. A community is considered new-community for leasing when the Company has not previously managed the leasing process. Design beds for Total New-Communities above include the following: (1) our 2015 acquisitions of The Commons on Bridge (150 beds) and The Province Boulder (317 beds) plus (2) beds at our 2016 development deliveries of The Retreat at Oxford (1,018 beds) and The Retreat at Blacksburg (622 beds).